Exhibit 99.1

FOR IMMEDIATE RELEASE
MICROFIELD GROUP REPORTS SECOND QUARTER 2007 RESULTS;
ENERGYCONNECT YTD REVENUE GROWS FIVEFOLD OVER PRIOR YEAR

Portland, OR – August 2, 2007 -- Microfield Group, Inc. (OTC Bulletin Board: MICG) announced financial results today for the three and six months ended June 30, 2007.  Sales for the second quarter 2007 decreased to $17,666,000 from $24,299,000 in the three months ended July 1, 2006.  The revenue for the current quarter includes $3,117,000 from EnergyConnect and $14,549,000 from Christenson Electric.  The increase in EnergyConnect revenue from $313,000 in the second quarter of 2006 is due primarily to increased usage of EnergyConnect services by participants, and a larger base of participants.  EnergyConnect revenue for the current six month period was $5,717,000, a 5X increase over their revenues in the same six month period last year.

The decrease in CEI revenue is primarily a result of the lack of revenue from any large wind projects in the current quarter compared to the prior year’s second quarter.  Also contributing to the lower revenue is a slow electrical construction environment in the Portland area.

The Company recorded a net loss of $1,061,000 or $0.01 per basic share, in the second quarter of 2007 compared to net income of $1,052,000 or $0.02 per basic share in the second quarter 2006.  Included in the net loss in the current quarter is a non-cash charge of $284,000 from stock-based compensation.  On a non-GAAP basis, excluding this non-cash item, the company would have incurred a net loss for the current quarter of $777,000 or $0.01 per share.  Included in the prior year’s second quarter net income is a non-cash $2.5 million gain on warrant revaluation.

Revenue and net loss for the six months ended June 30, 2007 were $31,798,000 and $3,033,000, respectively, compared to revenue and net loss for the six months ended July 1, 2006 of $40,132,000 and $4,170,000, respectively.  Included in the current six month loss is a non-cash charge of $484,000 in stock-based compensation expense.

Sales, general and administrative (S, G & A) costs for the three months ended June 30, 2007 were $4,325,000 compared to $3,932,000 in the three months ended July 1, 2006.  This increase in overhead expenses between periods is due primarily to increases in personnel costs in EnergyConnect as we invest in the sales force needed to grow the revenue base in that business.  Sales, general and administrative (S, G & A) costs for the six months ended June 30, 2007 were $8,444,000 compared to $7,759,000 in the six months ended July 1, 2006.

Commenting on the second quarter results, Rod Boucher, Chief Executive Officer, said, “We continue to see an increase in EnergyConnect revenues generated both by additional participants as well as increased usage of the energy and capacity programs.”  Boucher added, “We continue to sign new participant contracts and are working to achieve quicker adoption and more intensive use of our technology in energy curtailment programs by our participants.”

About Microfield Group, Inc.
Microfield Group combines selling wholesale services to regional power grids with traditional electrical contracting and design and integration of infrastructure for wind, solar and other distributed power systems.  This combination provides the platform to be a contributor to the growing alternative energy industry and to provide business processes and software capabilities that link the adjustment of consumer energy consumption to the wholesale electric market.  Microfield utilizes consumers of electricity to generate revenue from the regional grids and serves this market through proprietary software and models that enable consumers to adjust use, provide prices to determine beneficial actions, and automate all aspects of the process.  Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG.”  Additional information about Microfield is available at www.microfield.com.

Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third party vendors, and the ability to obtain financing.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
Microfield Group, Inc.
Randy Reed, CFO, (503) 419-3364

MICROFIELD GROUP, INC.
CONSOLIDATED BALANCE SHEET
($000’S)

	June 30,	December 30,
	2007	2006
	(Unaudited)

Cash	$2,223	$2,545
Accounts receivable	8,970	9,105
Other current assets	2,909	3,301

Total current assets	14,102	14,951

Goodwill and intangibles	41,179	41,443
Other long term assets	806	753

Total assets	$56,087	$57,147

Accounts payable	$4,864	$5,063
Bank line of credit	5,203	3,830
Other current liabilities	3,208	3,377

Total current liabilities	13,275	12,270

Long term liabilities	1,175	1,261

Total liabilities	14,450	13,531

Shareholders’ equity	41,637	43,616

Total liabilities and shareholders’ equity	$56,087	$57,147

MICROFIELD GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
($000’s, except share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Revenue	$17,666	$24,299	$31,798	$40,132
Cost of goods sold	14,178	21,459	25,963	34,518

Gross profit	3,488	2,840	5,835	5,614

Sales, general and administrative	4,041	3,434	7,960	6,783
Stock-based compensation	284	498	484	976

Loss from operations	(837)	(1,092)	(2,609)	(2,145)

Other (expense)	(208)	(315)	(424)	(605)
Derivative income (expense)	-	2,459	-	(1,437)

Gain (loss) before provision for income taxes	(1,045)	1,052	(3,017)	(4,187)

Provision for income taxes	16	-	16	-

Gain (loss) from continuing operations	(1,061)	1,052	(3,033)	(4,187)

Gain on discontinued operations	-	-	-	17

Net gain (loss)	$(1,061)	$1,052	$(3,033)	$(4,170)

Net gain (loss) per share:
Basic	$(0.01)	$0.02	$(0.04)	$(0.07)
Diluted	$(0.01)	$0.01	$(0.04)	$(0.07)

Shares used in per share calculations:
Basic	83,012,972	65,018,352	81,453,776	60,884,478
Diluted	83,012,972	86,008,025	81,453,776	60,884,478